EXHIBIT 10.04

Compliance Manual

5. Protection of Non-Public Information

5.1	Insider Trading Policy

5.1.1	Statement to Adviser Employees

This Statement represents the policy of the Adviser with respect to the receipt and use of material nonpublic information. Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or selectively to disclose such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the Adviser.

Nonpublic information constitutes any information that has not been disclosed generally to the marketplace. Information is considered “public” when it is “fully impounded” into the market price of a security in question, regardless or the number of people who actually possess the information. Material information is any information about a company or the market for the company's securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company's securities is likely to be deemed material. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation. As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications.

Material nonpublic information might be inadvertently disclosed to you by a company director, officer, or employee. It also might be disclosed to you by persons with business relationships with the company, such as its investment banker or a sub-adviser. In such a case, you should immediately report the facts to the CCO for a decision regarding appropriate steps.

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Compliance Manual

5.1.2	Policy

Your use of this “inside information” to (A) inform your own investment in or sale of any securities (insider trading), or (B) influence the purchase or sale of any securities by your relatives, colleagues or friends (stock tipping) is a criminal offense in most countries in which we do business and is strictly prohibited. You may also possess “inside information” about other companies which, if used in connection with the purchase or sale of securities of those other companies, would be a criminal offense as well.

The Adviser’s insider trading policy requires full compliance with the laws prohibiting insider trading, insider dealing and stock tipping, including the following key items:

A.	Never buy or sell the stock or other securities of any company while you have inside information about the company.

B.	Never recommend or suggest that anyone else buy, sell, or retain the stock or other securities of any company while you have inside information about the company.

C.	You must not disclose inside information to anyone outside of the Altegris Group of Companies (including family members), except when such disclosure is needed to enable the Adviser to carry on its business properly and effectively, and appropriate steps have been taken by the Adviser to prevent the misuse of the information. You must consult with the CCO under these circumstances.

D.	Only disclose inside information within the Adviser when it is necessary to do so in the ordinary course of business and when you have no reason to believe the information will be misused.

If you have any questions at all as to whether the information is material or nonpublic, you must resolve the question or questions before trading, recommending trading, or divulging the information. If any doubt at all remains, you should consult the Chief Compliance Officer of the Adviser.

If there is any unresolved question in your mind as to the applicability or interpretation of these standards or the propriety of any trading or disclosure, the issue should be discussed with the Chief Compliance Officer prior to trading or disclosure of the information.

5.1.3	Procedure

The Adviser will conduct a periodic review of personal trading by Access Persons. Additionally, the Adviser will adhere to the following procedures:

A.	Pre-Clear Trades. Access Persons are required to pre-clear any trades in publicly traded equities (including REITs), and options on equities; provided, however, the following exceptions are not subject to the pre-clearance requirement:

1.	Transactions which occur subject to the investment discretion of a third party adviser (i.e., managed accounts where the Access Person has no trading authority);

2.	Dividend reinvestments; and

3.	Transactions effected pursuant to an automatic investment plan.

B.	Periodic Review. The Adviser will conduct periodic reviews of personal trading to verify compliance with its policies and procedures.

C.	Exceptions. Any exceptions to this policy must be granted by the Chief Compliance Officer.

Discretionary accounts may be exempt from the pre-clearance procedure described above, but additional information and certifications may be required. Please contact the CCO to discuss if your account(s) are eligible to receive this exemption. In the event your account(s) are determined to be exempt, the exemption must be approved by the Chief Compliance Officer.

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